UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 3, 2017

TCG BDC, Inc.

(Exact name of registrant as specified in charter)

Maryland	No. 814-00995	80-0789789
(State or other jurisdiction of incorporation or registration)	(Commission File Number)	(I.R.S. Employer Identification No.)

520 Madison Avenue, 40th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 813-4900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement

On May 3, 2017, TCG BDC, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Agreement”) with NF Investment Corp. (“NFIC”), an externally managed, non-diversified closed-end investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Both the Company and NFIC are managed by Carlyle GMS Investment Management L.L.C. (the “Investment Adviser”). A description of the Merger Agreement is set forth below and is qualified in its entirety to the full text of the Merger Agreement, which is included in the preliminary proxy statement filed by NFIC on Schedule 14A in respect of the proposed Merger on May 5, 2017 and is incorporated by reference herein.

Pursuant to the Agreement, among other things and subject to certain conditions described therein, NFIC will merge with and into the Company (the “Merger”), with the Company as the surviving entity. The respective boards of directors of the Company and NFIC, including the directors who are not “interested persons” as defined in Section 2(a)(19) of the Investment Company Act (“Independent Directors”), determined that the Merger would be in the best interests of each of the Company and NFIC, and that the interest of their respective existing stockholders would not be diluted as a result of the Merger, and further approved the Merger upon the terms and subject to the conditions and limitations set forth in the Agreement. The closing of the Merger (the “Closing”) is expected to occur on June 7, 2017, or such other date as the parties may agree (the “Closing Date”), subject to the satisfaction or waiver of certain closing conditions, as described below. It is expected that the Merger will result in the recognition of capital gain or loss for U.S. federal income tax purposes by holders of common stock of NFIC.

If the proposed Merger is consummated, NFIC will cease to exist as a separate corporation, and each share of common stock of NFIC will be converted into the right to receive a mixture of cash and shares of common stock of the Company, par value $0.01 per share (the “Acquisition Shares” and together with such cash, the “Merger Consideration”), in accordance with the elections of the stockholders of NFIC (each, an “Election,” under which at least 5% of the Merger Consideration received by each stockholder of NFIC must be in the form of Acquisition Shares). In accordance with the Maryland General Corporation Law, the Agreement provides that the maximum number of Acquisition Shares that may be issued is 20% of the outstanding shares of common stock of the Company immediately prior to the effective time of the Merger (the “Effective Time”). In light of the relative net asset values of the parties, this limit will not impact the Elections of the stockholders of NFIC. The net asset value of the Merger Consideration that each stockholder of NFIC is entitled to receive under the Agreement will be equal to the net asset value of such stockholder’s shares of common stock of NFIC valued in accordance with the procedures described below. The stockholders of NFIC will receive fractional Acquisition Shares, if applicable, to the second decimal place.

Each stockholder of NFIC is an existing stockholder of the Company, and is bound by the existing subscription agreement between such stockholder and the Company (the “Existing Subscription Agreement”). The distribution of the Acquisition Shares to each stockholder of NFIC pursuant to the Agreement will be subject to an agreement by each stockholder that, in respect of such Acquisition Shares, such stockholder is subject to the restrictions of, and entitled to the benefits of, the Existing Subscription Agreement.

The net asset value of NFIC will be the value of its assets, less its liabilities, computed as of the business day immediately prior to the Closing Date or such other time as may be mutually agreed upon by the parties (such time of valuation, the “Valuation Time”). The net asset value of NFIC and the Acquisition Shares shall be determined by using the NFIC’s and the Company’s respective valuation procedures (which are identical) or such other valuation procedures as shall be mutually agreed upon by the parties.

Under the Agreement, NFIC will declare, prior to the Valuation Time, a dividend or dividends that will satisfy the annual distribution requirement necessary for NFIC to qualify as a regulated investment company (“RIC”) for U.S. federal income tax purposes and avoid the imposition of excise tax (such dividend(s), the “RIC Dividends”). The RIC Dividends shall be distributed to the stockholders of NFIC prior to Closing.

The Agreement contains (a) customary representations and warranties made by each party to the other party, and (b) customary covenants and agreements, including: (i) a covenant by NFIC to assist the Company in obtaining such information as it reasonably requests concerning the beneficial ownership of NFIC’s common stock; (ii) a covenant by each party to cooperate in the preparation of the proxy materials to be filed in connection with the Merger; and (iii) a covenant by each party to take actions reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by the Agreement.

The Closing of the Merger is subject to certain conditions, among others: (i) the Agreement shall have been approved by the stockholders of a majority of the outstanding stock of NFIC; (ii) the absence of any injunctions, proceedings and investigations seeking to restrain or prohibit, or obtain damages or other relief in connection with, the Agreement or the Merger; (iii) all governmental approvals or filings required for the consummation of the Merger shall have been obtained or made, if any; (iv) the RIC Dividends shall have been declared prior to the Valuation Time and distributed to the stockholders of NFIC prior to Closing; (v) NFIC shall have provided the Company a list of all of its portfolio securities and investments; and (vi) the representations and warranties of each party contained in the Agreement shall be true and correct in all material respects as of the date of the Agreement and as of the Closing and each party shall have complied with the covenants set forth in the Agreement in all material respects.

The parties may terminate the Agreement by mutual consent. In addition, either party may terminate the Agreement at any time before Closing if: (i) the non-terminating party breaches any representation or warranty or other provision of the Agreement, and such breach is not cured within 10 days of the breach and prior to the Closing; (ii) any condition precedent to such party’s obligations to complete the Merger has not been met or waived and it reasonably appears that it will not or cannot be met; or (iii) such party’s board of directors determines that the consummation of the Merger is not in the best interests of such party. In the event that the Agreement is terminated in accordance with its terms, there will be no liability for damages on the part of the Company or NFIC, except in the case of a party’s willful default of its obligations under the Agreement.

The representations, warranties, covenants and agreements contained in the Agreement have been made solely for the purposes of the Agreement and as of specific dates and solely for the benefit of parties to the Agreement and (i) are not intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate; (ii) in many cases are subject to important qualifications and limitations, including certain confidential disclosures that were made between the parties in connection with the negotiation of the Agreement, which disclosures are not reflected in the Agreement itself; (iii) may only be true as of a given date; and (iv) may apply standards of materiality in a way that is different from what may be viewed as material by an investor or a stockholder. Accordingly, investors and stockholders should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, NFIC or any of their respective subsidiaries or affiliates. The representations and warranties and other provisions of the Agreement should not be read alone, but instead should be read together with the other information concerning the parties that each party files in reports and statements with the Securities and Exchange Commission (the “SEC”).

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

This communication is being made in respect of the proposed Merger between the Company and NFIC. In connection with the proposed Merger, NFIC plans to file with the SEC a definitive proxy statement on Schedule 14A that also constitutes a private placement memorandum relating to the distribution by the Company of the Acquisition Shares to the stockholders of NFIC (the “Proxy Statement/Private Placement Memorandum”). The definitive Proxy Statement/Private Placement Memorandum will be mailed to the stockholders of NFIC. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT/PRIVATE PLACEMENT MEMORANDUM AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

Investors and security holders will be able to obtain free copies of the Proxy Statement/Private Placement Memorandum (when available) and other documents filed with the SEC by each of the Company and NFIC through the web site maintained by the SEC at www.sec.gov.

PROXY SOLICITATION

The Company, NFIC and their respective directors, executive officers and certain other members of management may be participants in the solicitation of proxies in respect of the stockholders of NFIC in favor of the Merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of NFIC in connection with the proposed Merger will be set forth in the Proxy Statement/Private Placement Memorandum when it is filed with the SEC. You can find information about the Company’s executive officers and directors in its definitive proxy statement filed with the SEC on March 31, 2017. Information regarding NFIC’s directors and executive officers is contained in NFIC’s Form 10-K/A filed with the SEC on May 1, 2017. You can obtain free copies of these documents in the manner set forth above.

Item 3.02. Unregistered Sales of Equity Securities

(i) Issuance of Acquisition Shares

The information included under Item 1.01 above is incorporated by reference into this Item 3.02.

Under the terms of the Agreement, upon closing of the Merger, the Company will pay an aggregate amount of consideration equal to the net asset value of NFIC as of the Valuation Time for all of the outstanding common stock of NFIC. Pursuant to the Agreement, all or a portion of the consideration will be payable in Acquisition Shares. Subject to the completion of the Merger, the Company will file an 8-K after the Closing to include the aggregate amount and form of consideration paid by the Company and any other information required by Item 3.02 that is not currently determinable.

The issuance of the Acquisition Shares pursuant to the Agreement is exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and Regulation D and Regulation S thereunder.

(ii) Issuance of Common Stock

On May 5, 2017, the Company delivered a capital drawdown notice to its investors relating to the issuance of 2,141,417 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), for an aggregate offering price of approximately $39.5 million. The shares are expected to be issued on or around May 19, 2017.

The issuance of Common Stock is being made pursuant to subscription agreements (“Subscription Agreement”) entered into by the Company and its investors. Under the terms of the Subscription Agreement, investors are required to fund drawdowns to purchase shares of Common Stock up to the amount of their respective capital commitments on an as-needed basis with a minimum of 10 business days’ prior notice to investors.

The issuance and sale of the Common Stock is exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and Regulation D and Regulation S thereunder.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and between TCG BDC, Inc. and NF Investment Corp., dated as of May 3, 2017.(1)

(1)	Incorporated by reference to Schedule 14A filed by NFIC on May 5, 2017 (File No. 814-01004)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TCG BDC, Inc.

By:	/s/ Michael A. Hart
Name:	Michael A. Hart
Title:	Chief Executive Officer and Chairman

Date: May 9, 2017